MAIDENFORM BRANDS, INC. REPORTS FIRST QUARTER 2006 RESULTS

Bayonne, New Jersey, May 9, 2006—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today announced financial results for the first quarter ended April 1, 2006.

Highlights for the first quarter of 2006 versus the first quarter of 2005 include:

-	Net sales increased $0.6 million to $100.8 million.

-	Consolidated gross margins increased 3.5 percentage points to 37.7%.

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Diluted earnings per common share increased to $0.26 compared to $0.14 per common share. Weighted average diluted shares outstanding were 24,435,493 shares for the first quarter of 2006 and 21,112,584 shares for the first quarter of 2005.

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Total cash and cash equivalents at the end of the first quarter of 2006 were $11.2 million. The Company further reduced its debt outstanding by paying down $4.0 million in the first quarter of 2006 and an additional payment of $3.5 million subsequent to the quarter end.

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Through the end of day trading on May 5, 2006, Maidenform purchased $4.8 million of its common stock at an average cost of $10.10 pursuant to the Company’s announcement on February 8, 2006 that its Board of Directors had approved a $20 million stock repurchase program.

Thomas J. Ward, Chief Executive Officer stated, “Our team’s highly focused efforts to drive growth have positioned Maidenform to have a great beginning in 2006. Our milestones thus far have included increased net sales even compared to last year’s strong first quarter, improved gross margins through a change in our product mix, paying down $7.5 million in debt and repurchasing $4.8 million of our common stock. For the remainder of 2006, we will continue to take the steps necessary to position the Company for long-term success by building our Flexees and Lilyette brands, introducing additional pioneering products like the Maidenform Lite CollectionTM, increasing our penetration in the mass market and working diligently with our sourcing partners to optimize Maidenform’s 100% sourcing model. Additionally, the Company remains highly committed to maximizing its cash flow utilization, as evidenced in our first quarter, by paying down debt and repurchasing our common stock.”

First Quarter 2006 Financial Results
Net sales for the first quarter of 2006 increased $0.6 million to $100.8 million, despite a 27.5% net sales gain in the first quarter of 2005 that was driven by two specific product rollouts totaling $10.0 million in the Company’s wholesale segment. Wholesale segment net sales in the first quarter of 2006 increased $0.2 million to $90.4 million. Total international sales, which are included in the wholesale segment, decreased $0.4 million to $5.4 million in the first quarter of 2006 primarily due to slightly lower sales in the U.K. market. Retail segment net sales increased 4.0% to $10.4 million in the first quarter of 2006 even though Maidenform had 7 fewer stores than in the first quarter of 2005.

Wholesale Segment
Department Stores & National Chain stores net sales grew $7.6 million, or 14.7%, to $59.3 million in the first quarter of 2006 driven by strong sales particularly in Maidenform bras, Flexees and Lilyette, in addition to new door growth and increased allotted selling space with certain customers. This year-over-year performance is despite a rollout of a specific panty program to one chain store customer for $2.0 million that occurred in the first quarter of 2005, as well as select door closures from Federated Department Stores and Mervyns.

Mass merchant channel net sales decreased $3.4 million to $19.1 million in the first quarter of 2006. This decrease was due to a more challenging year-over-year comparison from an $8.0 million product placement in all domestic stores for one mass merchant customer that occurred in the first quarter of 2005, largely offset by continued replenishment orders as well as higher sales with another mass merchant customer due to the successful introduction of their customized private brand initiative.

Other net sales, which include sales to specialty retailers, off-price retailers and licensing income, decreased $4.0 million to $12.0 million in the first quarter of 2006 from the first quarter of 2005 primarily due to a non-recurring program with a specialty retailer that occurred in the first quarter of 2005, along with reduced sales to off-price retailers. Maidenform continues to work with the aforementioned specialty retailer on other product introductions.

Retail Segment
Same store sales for Maidenform’s 74 retail outlet stores increased 6.8%. Internet sales more than doubled to $0.7 million in the first quarter of 2006 from $0.3 million in the first quarter of 2005. Improved performance in the retail segment was largely driven by select promotional offerings and overall product mix.

Consolidated gross profit increased $3.7 million, or 10.8%, to $38.0 million in the first quarter of 2006. As a percentage of net sales, consolidated gross margins increased 3.5 percentage points to 37.7%. Maidenform’s wholesale segment gross margins for the first quarter of 2005 were unfavorably affected by $1.3 million, or 1.4 percentage points, from plant closing costs, including negative manufacturing variances associated with the closing of the production plants and losses on the sale of production assets disposed. The margin improvement in the first quarter of 2006 was primarily due to a shift in channel and product mix with stronger sales from Maidenform bras, Flexees and Lilyette.

Consolidated selling, general and administrative (SG&A) expense increased $1.9 million to $25.3 million in the first quarter of 2006 compared to the first quarter of 2005. This increase was primarily related to payroll and related benefit expenses, incentive compensation expenses and public company expenses now included in SG&A but not included in the first quarter of 2005. The SG&A expense increase was partially offset by the non-recurring initial public offering expenses of $0.6 million and restructuring expenses of $0.4 million that were incurred in first quarter of 2005.

Operating income increased $1.8 million, or 16.5%, to $12.7 million in the first quarter of 2006 versus $10.9 million in the first quarter of 2005. Operating income as a percentage of net sales increased to 12.6% in the first quarter of 2006 from 10.9% in the first quarter of 2005. Maidenform’s operating income in the first quarter of 2005 was reduced by non-recurring negative manufacturing variances associated with the closing of production plants and loss on sale of the assets disposed that totaled $1.3 million, along with non-recurring initial public offering expenses of $0.6 million and restructuring expenses of $0.4 million.

Net interest expense for the first quarter of 2006 decreased $0.8 million to $2.1 million in the first quarter of 2006 as compared to the first quarter of 2005. This decrease was primarily a result of Maidenform having lower average debt outstanding in the current quarter and benefiting from a lower interest rate of LIBOR plus 1.75% due to the June 29, 2005 amendment to the Company’s credit facility.

Maidenform’s effective income tax rate for the first quarter of 2006 was 41.0% compared to 44.0% for the first quarter of 2005. The 2005 rate, which was higher than the normal statutory income tax rate, reflected non-deductible expenses primarily associated with the Company’s initial public offering in July 2005. Maidenform expects that its cash tax rate, which represents the amount of taxes currently payable and takes into consideration net operating loss carry-forwards (NOLs), will be approximately 22% to 25% for 2006.

Net income for the first quarter of 2006 was $6.3 million versus $4.5 million in the first quarter of 2005. Diluted earnings per common share were $0.26 in the first quarter of 2006 compared to $0.14 in the first quarter of 2005. Weighted average diluted shares outstanding were 24,435,493 shares for the first quarter of 2006 and 21,112,584 shares for the first quarter of 2005. The increase in weighted average diluted shares outstanding is primarily a result of Maidenform’s initial public offering in July 2005.

Total cash and cash equivalents at the end of the first quarter of 2006 was $11.2 million. Maidenform continued to de-leverage its balance sheet with $4.0 million of debt repayments in the first quarter of 2006, in addition to the Company voluntarily paying down another $3.5 million of debt subsequent to the end of the first quarter. This reduced the Company’s total debt outstanding to $130.0 million as of May 5, 2006. Maidenform has made $30.0 million in debt repayments since becoming a public company in July 2005. The Company’s debt to EBITDA ratio was 2.55 to 1 at the end of the first quarter of 2006.

Stock Repurchase Program
Through the end of day trading on May 5, 2006, Maidenform purchased $4.8 million of common stock at an average cost of $10.10 since the Company announced that its Board of Directors approved a stock repurchase program of up to $20 million on February 8, 2006. The stock repurchase program, which is open-ended, allows Maidenform to repurchase its shares of common stock on the open market, depending on market conditions and corporate considerations, from available cash flow and borrowings under the revolver.

2006 Financial Performance Outlook
While encouraged with its performance for the first quarter of 2006, the Company maintained its cautious position for the full year. As a result, Maidenform reiterated the following financial performance projections for 2006:

o	Net sales growth of 5% to 7%.

o	Consolidated gross margins of approximately 37.0%.

o	Operating income growth of 8%-12%.

o	Total operating cash flow of $18 million to $20 million.

o	Capital expenditures of approximately $5 million.

Conference Call Information
Maidenform will host a conference call and webcast on Wednesday, May 10th at 8:30 am ET to discuss its first quarter 2006 results. The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform”. The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenform.com. A dial-in replay of this event will be available through May 24, 2006 and will be hosted on the Company’s website for a limited time. The replay telephone numbers are (888) 286-8010 or (617) 801-6888. The replay passcode is 16747355.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear. During the Company’s 84-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women. Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates® and Self Expressions®. Maidenform products are currently distributed in 48 countries and territories.

Maidenform Contact:
Felise Glantz Kissell
Vice President, Investor Relations
(201) 243-2363 or fkissell@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year. Although these expectations may change, the Company is under no obligation to inform you if they do. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the Company’s growth cannot be assured and any growth may be unprofitable; the Company’s history of losses; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s substantial leverage could adversely affect its financial condition; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; unanticipated internal control weaknesses or ineffective disclosure controls and procedures; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements. Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	April 1, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$11,189	$30,978
Accounts receivable, net	62,062	34,169
Inventories	36,549	35,255
Deferred income taxes	8,724	8,724
Prepaid expenses and other current assets	9,106	8,059
Total current assets	127,630	117,185
Property, plant and equipment, net	18,051	18,230
Goodwill	7,884	7,884
Intangible assets, net	100,548	100,838
Other non-current assets	3,288	3,211
Total assets	$257,401	$247,348

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$27,496	$19,212
Accrued expenses and other current liabilities	19,608	18,253
Total current liabilities	47,104	37,465
Long-term debt	133,500	137,500
Deferred income taxes	12,326	10,754
Other non-current liabilities	8,873	8,926
Total liabilities	201,803	194,645

Commitments and contingencies (Note 10)

Stockholders’ equity

Preferred stock - $0.01 par value; 10,000,000 shares authorized and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,488,357 shares issued and 23,084,557 outstanding at April 1, 2006
and 23,488,357 issued and outstanding at December 31, 2005	235	235
Additional paid-in capital	59,579	59,063
Accumulated deficit	(562)	(6,809)
Accumulated other comprehensive income	358	214
Treasury stock (403,800 shares at an average price of $9.94)	(4,012)	-
Total stockholders’ equity	55,598	52,703
Total liabilities and stockholders’ equity	$257,401	$247,348

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended
	April 1, 2006	April 2, 2005

Net sales	$100,844	$100,210
Cost of sales	62,865	65,890
Gross profit	37,979	34,320
Selling, general and administrative expenses	25,322	23,436
Operating income	12,657	10,884

Interest expense, net	2,068	2,897
Income before provision for income taxes	10,589	7,987
Income tax expense	4,342	3,516
Net income	6,247	4,471

Preferred stock dividends	-	(1,448)
Net income available to common stockholders	$6,247	$3,023
Basic earnings per common share	$0.27	$0.15
Diluted earnings per common share	$0.26	$0.14
Basic weighted average number of shares outstanding	23,318,657	19,800,000
Diluted weighted average number of shares outstanding	24,435,493	21,112,584

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three months ended
	April 1, 2006	April 2, 2005
Cash flows from operating activities
Net income	$6,247	$4,471
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	685	1,813
Amortization of intangible assets	290	290
Amortization of deferred financing costs	211	309
Stock-based compensation	516	272
Deferred income taxes	1,572	2,088
Other non-cash items	-	17
Net changes in operating assets and liabilities
Accounts receivable	(27,893)	(30,111)
Inventories	(1,294)	(16,366)
Prepaid expenses and other current and non-current assets	(908)	(1,747)
Accounts payable	8,284	17,188
Accrued expenses and other current and non-current liabilities	(1,361)	(785)
Income taxes payable	2,661	4,902
Net cash from operating activities	(10,990)	(17,659)
Cash flows from investing activities
Capital expenditures	(506)	(311)
Net cash from investing activities	(506)	(311)
Cash flows from financing activities
Term loan facility repayments	(4,000)	(1,125)
Purchase of common stock for treasury	(4,012)	-
Short-term debt, net	-	778
Common stock options purchased	-	(140)
Deferred financing costs	(300)	-
Net cash from financing activities	(8,312)	(487)
Effects of exchange rate changes on cash	19	29
Net decrease in cash	(19,789)	(18,428)
Cash and cash equivalents
Beginning of period	30,978	23,212
End of period	$11,189	$4,784
Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$2,344	$2,695
Income taxes	$79	$129

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